EXHIBIT 10.2

FORM OF AMENDED AND RESTATED INDEMNIFICATION AGREEMENT

This Amended and Restated Indemnification Agreement (this “Agreement”) is made the 6th day of January, 2016 by and between Endurance Specialty Holdings Ltd., a Bermuda company (the “Company”), and [Executive], who serves as an officer of the Company on the date hereof (the “Indemnitee”).

WHEREAS, the Indemnitee serves as an officer of the Company; and

WHEREAS, the Company and the Executive entered into an Indemnification Agreement, dated as of [                    ], which Indemnification Agreement was amended and restated as of [                    ] (as amended and restated, the “Original Indemnification Agreement”) in order to induce the Indemnitee to continue to serve as an officer of the Company; and

WHEREAS, the Company wishes the Indemnitee to continue to serve as an officer of the Company and the Indemnitee is willing, under certain circumstances, to continue in such capacity; and

WHEREAS, as an inducement to continued service as an officer by the Indemnitee, the Company has determined to provide additional protection to the Indemnitee as set forth herein; and

WHEREAS, the Company and the Executive desire to further amend and restate the Original Indemnification Agreement and the Executive desires to enter into this Agreement in order to revise the terms and provisions of the Original Indemnification Agreement.

NOW, THEREFORE, in consideration of the Indemnitee’s continued and future service to the Company, the parties agree as follows:

1.	Indemnification. The Company agrees to indemnify the Indemnitee to the full extent permitted by Bermuda law and the Company’s Bye-Laws, as each exists now and as each may be amended in the future to permit additional indemnification for the Indemnitee.

2.

Payment of Expenses. Without limiting the indemnification provided in Section 1 and subject to the limitations, terms and conditions of this Agreement, including, but not limited to, the limitations in Section 9, the Company agrees, to the fullest extent permitted by applicable law and the Company’s Bye-Laws as in effect at any time during the term of this Agreement, to pay all costs, charges and other expenses, including, but not limited to, attorneys’ fees, costs of appearance, attachment and similar bonds (hereinafter referred to as “Expenses”) incurred by the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, any action by or in the right of the Company), to which the Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the Indemnitee is, was or at any time becomes a director, officer, employee, agent or fiduciary of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee, agent, or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or with respect to any employee benefit plan (or its participants or beneficiaries) of the Company or any such other enterprise as such Expenses accrue and, in any event, within twenty (20) days after the Company has received written request therefor from or on behalf of the Indemnitee. The Company shall continue to make such payments unless and until there has been a final adjudication by a court of competent jurisdiction establishing that the Indemnitee is not entitled to payment of such Expenses in accordance with Section 10 of this Agreement.

3.	Maintenance of D&O Insurance. The Company currently maintains directors’ and officers’ liability insurance with a limit of coverage in excess of $70,000,000 (the “D&O Policies”).

a.	So long as the Indemnitee shall continue to serve in any capacity described in Section 2 and thereafter so long as the Indemnitee shall be subject to any possible action, suit or proceeding by reason of the fact that the Indemnitee served in any of said capacities, the Company will purchase and maintain in effect for the benefit of the Indemnitee one or more valid, binding and enforceable policies of directors’ and officers’ liability insurance providing, in all respects, coverage and amounts at least comparable to that provided pursuant to the D&O Policies.

b.	Notwithstanding Section 3(a), the Company shall not be required to maintain directors’ and officers’ liability insurance in effect if such insurance is not reasonably available or if, in the reasonable business judgment of the Board of Directors of the Company (the “Board”) as it may exist from time to time, either (i) the premium cost for such insurance is substantially disproportionate to the amount of insurance or (ii) the coverage is so limited by exclusions that there is insufficient benefit provided by such insurance.

c.	If the Company, acting under Section 3(b), does not purchase and maintain in effect directors’ and officers’ liability insurance, the Company shall indemnify and hold harmless the Indemnitee to the full extent of the coverage which would otherwise have been provided by the D&O Policies.

d.	The Company shall pay all Expenses incurred by the Indemnitee in connection with any action, suit or proceeding to enforce the Indemnitee’s rights under the D&O Policies.

4.

Procedure for Requesting Indemnification and Payment of Expenses. To obtain indemnification and payment of Expenses under this Agreement, the Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the

Indemnitee has requested indemnification. Any determination as to the eligibility of an Indemnitee to indemnification and/or payment of Expenses shall be made:

a.	by the Board, by a majority vote at a meeting duly constituted by a quorum of directors not party to the proceedings or matter with regard to which the indemnification is, or would be claimed; or

b.	in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion.

5.	Presumptions and Effect of Certain Proceedings.

a.	In making a determination with respect to entitlement to indemnification or payment of Expenses hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification or payment of Expenses under this Agreement if Indemnitee has submitted a request for indemnification or payment of Expenses in accordance with Section 4 of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

b.	If the person, persons or entity empowered or selected pursuant to Section 4 to determine whether Indemnitee is entitled to indemnification or payment of Expenses hereunder shall not have made a determination within thirty (30) days after receipt by the Company of the request therefor, the requisite determination of entitlement shall be deemed to have been made and Indemnitee shall be entitled to indemnification and/or payment of Expenses hereunder.

c.	The termination of any action, suit or proceeding by judgment, order, settlement, conviction, a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not create a presumption that Indemnitee is not entitled to indemnification and/or payment of Expenses hereunder.

6.

Defense of Claims. With respect to any action, suit or proceeding described in Section 2, the Company may elect to assume the investigation and defense of such action, suit or proceeding with counsel it selects with the consent of the Indemnitee, which consent shall not be unreasonably withheld. After notice to the Indemnitee from the Company of its election to assume the investigation and defense of such action, suit or proceeding, the Company shall not be liable to the Indemnitee under this Agreement for any expenses subsequently incurred by the Indemnitee in connection with the investigation and defense of such action, suit or proceeding other than for services requested by the Company or the counsel it selected. The Indemnitee shall have the right to employ the Indemnitee’s own counsel, but the expenses incurred by the Indemnitee after notice from the Company of its assumption of the investigation and defense shall be at the expense of the Indemnitee. Notwithstanding the foregoing, however, the Indemnitee shall be entitled to separate counsel in any action, suit or proceeding brought by or on behalf of the Company or as to which counsel for the Indemnitee reasonably concludes that there is a conflict of interest between the Company and the Indemnitee, provided that the Company shall not be required to pay the expenses of more than one such separate counsel for persons it is indemnifying in any one action, suit or proceeding unless the counsel originally chosen to represent such Indemnitees as a group reasonably concludes that substantial and material conflicts of interest prevent such counsel from acting for the Indemnitees as a single client.

7.	Indemnitee’s Reimbursement. The Indemnitee agrees to reimburse the Company for all amounts paid by the Company pursuant to this Agreement in the event and to the extent, but only in the event and only to the extent, that there is a final adjudication by a court of competent jurisdiction establishing that the Indemnitee is not entitled to be so indemnified or to have such amounts paid by the Company.

8.	Contribution. If the indemnification or payment of Expenses provided by this Agreement should be unavailable or insufficient to hold the Indemnitee harmless, then the Company agrees that, for purposes of this Section, the Company shall be treated as if it were a party to the threatened, pending or completed action, suit or proceeding in which the Indemnitee was involved and that the Company shall contribute to the amounts paid or payable by the Indemnitee as a result of Expenses, judgments for both compensatory and punitive damages, fines, penalties and amounts paid in settlement. The amount of contribution provided by this Section shall be determined by (i) the relative benefits accruing to the Company on the one hand and the Indemnitee on the other which arose out of the acts or omissions underlying the threatened, pending or completed action, suit or proceeding in which the Indemnitee was involved, (ii) the relative fault of the Company on the one hand and the Indemnitee on the other in connection with such acts or omissions, and (iii) any other equitable considerations appropriate under the circumstances. For purposes of this Section, the relative benefits of the Company shall be deemed to be the benefits accruing to it and the relative benefit of the Indemnitee shall be deemed to be an amount not greater than the Indemnitee’s annual base salary or Indemnitee’s compensation from the Company plus any personal benefit received from such acts or omissions. The relative fault shall be determined by reference to, among other things, the fault of the Company and all of its directors, officers, employees and agents (other than the Indemnitee), as a group and treated as one entity, on the one hand, and the Indemnitee’s and such group’s relative intent, knowledge, access to information and opportunity to have altered or prevented the act or omission on the other hand.

9.	Limitations on Indemnification, Advancement and Contribution. Notwithstanding anything in the foregoing to the contrary, the Company shall not be liable under this Agreement to make any indemnity payment, advancement of Expenses or contribution in connection with any action, suit or proceeding:

a.	to the extent that payment is actually made, or for which payment is available, to or on behalf of the Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy;

b.	to the extent that payment has or will be made to the Indemnitee by the Company otherwise than pursuant to this Agreement;

c.	to the extent that there was a final adjudication by a court of competent jurisdiction that the Indemnitee is liable for fraud or dishonesty in relation to the Company;

d.	to the extent the application of such provision is prohibited under Bermuda law, as amended from time to time; or

e.	To the extent of any “short swing profit” disgorgement or similar liability arising under Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

10.	Enforcement of Indemnitee’s Rights. The Indemnitee shall have the right to enforce this Agreement in any court of competent jurisdiction if the Company either fails to indemnify the Indemnitee or fails to advance Expenses pursuant to the Company’s Bye-Laws or this Agreement. The Company agrees to stipulate in any such suit that the Company is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary. The burden of proof shall be on the Company in any such suit to demonstrate by the weight of the evidence that the Indemnitee is not entitled to indemnification or advance payment of Expenses. The Indemnitee’s Expenses incurred in establishing the Indemnitee’s right to indemnification or advancement of Expenses, in whole or in part, in any such action (or settlement thereof) shall be paid by the Company as they accrue and, in any event within twenty (20) days after the Company has received written request therefore from or on behalf of the Indemnitee. The Company shall continue to make such payments unless and until there has been a final adjudication by a court of competent jurisdiction establishing that the Indemnitee is not entitled to indemnification or advance payment of Expenses, in which event the Indemnitee agrees to reimburse the Company for all amounts paid under this Section 10.

11.

Change in Control. The Company agrees that if there is a Change in Control, as defined below, of the Company (other than a Change in Control which has been approved by a majority of the Board who were directors immediately prior to such Change in Control), then (a) any determination with respect to an Indemnitee’s eligibility to receive payment of Expenses under this Agreement shall be made by the members of the Board who were directors immediately prior to such Change in Control and (b) with respect to all other matters thereafter arising concerning the rights of the Indemnitee to indemnity payments and payments of Expenses under this Agreement, the Company shall seek legal advice only from special, independent counsel selected by the Indemnitee with the consent of the Company (which consent shall not be unreasonably withheld), and who has not otherwise performed services for the Company within the last five years (other than in such capacity and in connection with such matters). Such counsel, among other things, shall render a written opinion to the Company and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under this Agreement and applicable law. The Company agrees to be bound by such written opinion of the special, independent counsel, to pay the reasonable fees of such counsel and to fully indemnify such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or counsel’s engagement pursuant hereto.

A “Change in Control” for purposes of this Agreement shall be deemed to have occurred upon the earliest to happen of the following:

a.	The acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Rule 13d-3 of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, of any securities of the Company if, as a result of such acquisition, such person, entity or group either (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 50% of the Company’s outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board or (ii) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board;

b.	A change in the composition of the Board such that a majority of the members of the Board are not Continuing Directors. A “Continuing Director” means, as of any date of determination, any member of the Board who (i) was a member of the Board on the date of this Agreement, or (ii) was nominated and elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election; or

c.	The shareholders of the Company approve (i) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one or more transactions) of all or substantially all of the Company’s assets.

12.

Settlement. The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action, suit or proceeding without its written consent, which consent shall not be unreasonably withheld. The Company shall not settle any action, suit or proceeding which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent, which consent shall not be unreasonably withheld. In the event that consent is not given and the parties hereto are unable to agree on a proposed settlement, independent legal counsel shall be retained by the Company, at its expense, with the consent of the Indemnitee, which consent shall not be unreasonably withheld, for the purpose of determining whether or not the proposed settlement is reasonable under all of the circumstances, and if independent legal counsel determines the proposed settlement is reasonable, the settlement may be consummated without the consent of the other party.

13.	Company Subrogation Rights. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against any person or organization and the Indemnitee shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights.

14.	Non-Exclusive. Nothing in this Agreement shall diminish or otherwise restrict, and this Agreement shall not be deemed exclusive of, the Indemnitee’s rights to indemnification or advancement of Expenses under any provision of Bermuda law or the Bye-Laws of the Company or otherwise.

15.	Notice to the Company. The Indemnitee will promptly notify the Company of any threatened, pending or completed action, suit or proceeding against the Indemnitee described in Section 2. The failure to notify or promptly notify the Company shall not relieve the Company from any liability which it may have to the Indemnitee otherwise than under this Agreement, and shall relieve the Company from liability hereunder only to the extent the Company has been prejudiced.

16.	Notices. Any notice that is required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or deposited in the United States mail, certified or registered mail with proper postage prepaid and addressed:

If to the Company, to:

Endurance Specialty Holdings Ltd.

Waterloo House

100 Pitts Bay Road

Pembroke HM08

Bermuda

Attention: General Counsel

Facsimile: (441) 278-0401

If to the Indemnitee, to the residence address or residence facsimile number of the Indemnitee set forth in the records of the Company.

Each party hereto may provide the other party hereto with notice of a new address for notices under this Section 16, in which event notices under this Agreement shall be delivered to such other address as the party may have furnished to the other party at least 10 calendar days prior to such notice.

17.	Supersedes Prior Agreements. This Agreement replaces and supersedes any other agreement or agreements, oral or written, that the Company may have with Indemnitee with respect to the subject matter covered by this Agreement, including but not limited to the Original Indemnification Agreement.

18.	Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.

19.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Islands of Bermuda, without regard to principles of conflict of laws.

20.	Duration of Agreement. Unless otherwise terminated pursuant to a written instrument signed by both parties in accordance with Section 22 hereof, this Agreement shall continue in effect until and terminate upon the later of (a) ten (10) years after the Indemnitee has ceased to occupy any of the positions or have any of the relationships described in Section 2 of this Agreement and (b) the final termination of all pending or threatened actions, suits, proceedings or investigations with respect to Indemnitee.

21.	Binding Effect. This Agreement shall be binding upon the Indemnitee and upon the Company, its successors and assigns, and shall inure to the benefit of the Indemnitee, the Indemnitee’s heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns.

22.	Amendment and Termination. Except for any automatic termination pursuant to Section 20 hereof, no amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties.

23.	Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

24.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:
Name:
Title:

[Executive]